Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Texas Instruments Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457	(r)
Fees Previously Paid	Equity	Common Stock	—		—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock	457	(r)
Fees Previously Paid	Equity	Preferred Stock	—		—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	457	(r)
Fees Previously Paid	Debt	Debt Securities	—		—	—	—	—	—
Fees to Be Paid	Other	Warrants	457	(r)
Fees Previously Paid	Other	Warrants	—		—	—	—	—	—
Fees to Be Paid	Other	Units	457	(r)
Fees Previously Paid	Other	Units	—		—	—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	—

(1)

An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).